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                                                                    EXHIBIT 10.1

                               MADISON OIL COMPANY

                              [MADISON LETTERHEAD]

Dear Mike:

         As we have discussed since various management changes have been put into effect at Madison Oil Company, you and the other senior employees have been and remain an important part of the Madison team. So that you know where you stand as we address the challenges and opportunities facing us, the company wishes to clarify the following.

TITLE AND DUTIES

         Your title is Vice-President, Exploration and Operations. In this capacity, you are in charge of directing and supervising exploration and operational personnel to ensure that your and their responsibilities are carried out effectively and in accordance with Company goals, objectives, strategies, policies and procedures. Later you will be asked to provide a formal job description since changes in the assets or corporate structure of Madison may bring about increased duties and responsibilities.


REMUNERATION

         In remuneration for your services, the Company shall pay you a base gross annual salary of US $185,000, which will be paid in 12 equal installments,

TERMINATION OF EMPLOYMENT

         In the event that your employment with Madison is terminated for any reason other than a dismissal for cause or a voluntary resignation on your part, you will be entitled to the following:

         o The Company would pay you an amount equal to your monthly salary for twelve months following the termination date (less applicable withholding and deductions). The first of such monthly payments would be mailed to you on the first business day of the month following the termination date.

         o In addition, one-half of your unvested stock options of Company stock would vest on the termination date. You would have one year from the date of your termination to exercise these and your other vested stock options.



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         Such termination benefits will only be paid or given to you, however, if you sign a standard termination agreement at the time of your departure releasing the company from any liability, agreeing not to use confidential company information for another employer, and also agreeing not to hire away other Madison personnel for a reasonable period of time.


LEGAL CONTRACT

         This letter is not written in legal language. However, it is meant to bind the company as to what we would do in the event of a termination of your employment. Given the questions you and the other senior employees have asked about their status, the company wanted you to be aware of the job security that you have here without waiting for lawyers to draw up formal contracts. If it is determined that such contracts are an appropriate adjunct to this letter, we will in due course have documents drawn up.

         At such time, or at any other time, please feel free to raise questions or make comments of concern to you. We value your services to Madison and want you to feel comfortable as we all work together to move the company to the next phase.



                                        Sincerely,

                                        /s/ Herbert L. Brewer
                                        Herbert L. Brewer
                                        Chairman & CEO
                                        Date: 09/10/2001

Accepted:

Employee

/s/ Michael J. FitzGerald
Michael J. FitzGerald
Date: 09/10/2001



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                                   ATTACHMENT


This Attachment shall be deemed a part of the Employee Letter Agreement (the "Letter Agreement") executed by and between Madison Oil Company (the "Company") and Michael J. FitzGerald ("Employee").


         1) The "standard termination agreement" referred to in the "Termination of Employment" section of the Letter Agreement shall not impose on Employee any obligations or restrictions other than those mentioned in that section of the Letter Agreement.

         2) In the "Termination of Employment" section of the Letter Agreement, "dismissal for cause" is intended to mean actions of fraud, gross negligence or malfeasance by Employee.

         3) It is agreed between the Company and Employee that any significant decrease in Employee's position, responsibilities or compensation shall constitute constructive dismissal which, unless accepted by Employee, will enable Employee to the termination benefits provided in the Letter Agreement

         4) It is further understood that Employee shall receive a $50,000 bonus upon the consummation of a business combination with Toreador Resources Corporation. If such combination is not consummated, Employee's stock option price shall be reduced to $0.65 US per share.